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Exhibit 99.6

Report of Management on Compliance

January 23, 2004

Ernst & Young LLP
220 South Sixth Street
Suite 1400
Minneapolis, Minnesota 55402

We, as members of management of Retailers National Bank, as servicer ("RNB"), are responsible for complying with the administration and servicing requirements of Article III, Article IV and Section 8.8 of the Amended and Restated Pooling and Servicing Agreement, dated as of April 28, 2000 (as amended, the "Pooling and Servicing Agreement") and the applicable provisions of the Series 1998-1 Supplement, dated as of August 12, 1998, the Series 2001-1 Supplement, dated as of August 22, 2001, and the Series 2002-1 Supplement, dated as of July 2, 2002 (together, the "Supplements") to the Target Credit Card Master Trust, insofar as such articles, section and provisions relate to accounting matters. We also are responsible for establishing and maintaining effective internal control over compliance with the administration and servicing requirements of Article III, Article IV and Section 8.8 of the Pooling and Servicing Agreement and the applicable provisions of the Supplements, insofar as such articles, section and provisions relate to accounting matters. We have performed an evaluation of RNB's compliance with the requirements of the administration and servicing requirements of Article III, Article IV and Section 8.8 of the Pooling and Servicing Agreement and the applicable provisions of the Supplements, insofar as such articles, section and provisions relate to accounting matters, as of January 3, 2004 and for the fiscal year then ended. Based on this evaluation, we assert that for the fiscal year ended January 3, 2004, RNB complied, in all material respects, with the administration and servicing requirements of Article III, Article IV and Section 8.8 of the Pooling and Servicing Agreement and the applicable provisions of the Supplements, insofar as such articles, section and provisions relate to accounting matters.

Very truly yours,
/s/ Terrence J. Scully Terrence J. Scully President, Retailers National Bank

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Report of Management on Compliance